Exhibit 99.1

ETHYL FINALIZES NEW LONG-TERM DEBT STRUCTURE

Richmond, VA--April 30, 2003--Ethyl Corporation (NYSE: EY) announced today that it has implemented a new long-term debt structure. As part of this structure, Ethyl today completed its offering of $150 million of 8 7/8% senior notes due 2010, executed a $115 million bank term loan due 2009, and executed a $50 million revolving credit facility, which the Company expects to use primarily for working capital needs.

The net proceeds from these transactions were used to repay the Company's previously existing debt which was due to expire in March, 2004.

The Senior Notes have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

Ethyl Corporation develops, manufactures, blends, and delivers chemical additives that enhance the performance of petroleum products. From custom-formulated chemical blends to market-general additive components, Ethyl provides the world with the technology to make fuels burn cleaner, engines run smoother and machines last longer.

Forward-Looking Statement

Some of the information contained in this press release constitutes forward-looking comments within the meaning of the Private Securities Litigation Reform Act of 1995. Although Ethyl's management believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from expectations. Factors that could cause actual results to differ from expectations are included in Ethyl's latest annual report on Form 10-K, which is available upon request.


CONTACT:  Ethyl Corporation, Richmond
          Investor Relations
          David A. Fiorenza, 804-788-5555
          Fax:  804-788-5688
          Email:  investorrelations@ethyl.com